Exhibit 10.6

EXECUTION VERSION

PRELUDE THERAPEUTICS INCORPORATED

550 South College Avenue, Suite 108

Newark, DE 19713

October 5, 2017

Krishna Vaddi

Dear Kris:

This letter sets forth the compensation and material terms and conditions of your employment with Prelude Therapeutics Incorporated (the “Company”) as its Chief Executive Officer:

Position/Duties: Chief Executive Officer of the Company. You will devote your full time and attention to the business and affairs of the Company. Notwithstanding the foregoing, you will be permitted to: (1) manage your personal passive investments and (2) remain on the board or equivalent governing body of each of MPN Research Foundation, Array Biopharma - SAB, Orsenix LLC and Subha Lions Charitable Trust, in each case, so long as they do not interfere with the performance of your duties to the Company or violate any other agreement to which you are now, or hereafter may become, party to with the Company.

Base Salary: $300,000 annual base salary (“Base Salary”) during the term of your employment with the Company, to be paid in accordance with the Company’s normal payroll cycles.

Annual Bonus: Eligible to earn an annual bonus (the “Bonus”), with a target annual Bonus equal to 35% of your Base Salary, for achieving individual and Company performance milestones (the “Performance Milestones”). Your right to receive the Bonus is subject to your continued employment with the Company through the date such Bonus is paid. You will recommend to the Board of Directors of the Company (the “Board”) the Performance Milestones for each calendar year during the term of your employment, and the Board will consider such recommendations in determining the Performance Milestones. The determination as to whether the Performance Milestones have been achieved, and the payment of the annual Bonus, will be at the sole discretion of the Board.

Employee Benefits:

(a) Vacation: You will be eligible to receive four (4) weeks paid vacation per year during the term of your employment. Any vacation time not taken by you during any calendar year may not be carried forward into any succeeding calendar year.

(b) Benefit Programs: During the term of your employment, you will be entitled to participate in such life insurance, medical, dental and 401(k) plans and other benefit programs as may be approved from time to time by the Company for the benefit of the employees of the Company that the Company determines to be of similar rank and status to you, subject to the general eligibility and participation provisions set forth in such plans and applicable law.

(c) Reimbursement of Expenses: The Company will reimburse you for all reasonable business expenses incurred by you during the term of your employment in accordance with Company policy, subject to your submission of relevant invoices or receipts evidencing such business expenses.

Restricted Stock Grants: You will receive a restricted stock grant under the Company’s 2016 Stock Incentive Plan (as amended, the “Plan”) (i) on the date of the Initial Closing (as defined in the Purchase Agreement, as defined below) representing five percent (5%) of the fully-diluted capitalization of the Company immediately after giving effect to the Initial Closing (the “Initial RS Grant”) and (ii) on the date of the Second Closing (as defined in the Purchase Agreement), subject to your continued employment with the Company as of such date, in such amount that, together with the Initial RS Grant, represents five percent (5%) of the fully-diluted capitalization of the Company immediately after giving effect to the Second Closing (the “Second RS Grant”); provided, however, for purposes of calculating the number of shares of restricted stock subject to the Second RS Grant, any shares of stock issued from and after the date of the Initial Closing and prior to the date of the Second Closing (other than (1) shares of Series A Preferred Stock of the Company issued pursuant to Section 1.2(c) of the Purchase Agreement and (2) shares, options or other awards issued under the Plan) shall be disregarded. Each of the Initial RS Grant and the Second RS Grant will vest over a four (4) year period from the date of the applicable grant, with the first twenty-five percent (25%) of the restricted stock attributable to a particular grant vesting following twelve (12) months of continued employment from the date of such particular grant, and the remaining restricted stock attributable to such particular grant vesting in equal monthly installments over the following thirty-six (36) months. If your employment with the Company is terminated without Cause (as defined in the Plan) or you resign for Good Reason (as defined below), there will be six (6) months of accelerated vesting of the then-unvested restricted stock attributable to each of the Initial RS Grant and the Second RS Grant; provided, however, if your employment with the Company is terminated without Cause or you resign for Good Reason within six (6) months following a Sale of the Company (as defined in the Voting Agreement, which term is defined in the Purchase Agreement), there will be twelve (12) months of accelerated vesting of the then-unvested restricted stock attributable to each of the Initial RS Grant and the Second RS Grant (and other than foregoing, there will be no accelerated vesting in any event). The Initial RS Grant will be subject to, and conditioned upon, the execution and delivery of a Restricted Stock Agreement, in the form attached hereto as Exhibit A. The Second RS Grant, when issued in connection with the Second Closing, will also be subject to, and conditioned upon, the execution and delivery of a Restricted Stock Agreement in form and substance similar to the Restricted Stock Agreement attached hereto as Exhibit A.

Termination of Employment/Severance: Your employment with the Company is “at will”, which means your employment may be terminated by you or the Company at any time for any reason, with or without Cause, and with or without notice. Upon termination of your employment for any reason, you will be entitled to receive the following: (i) all accrued but unpaid Base Salary through the date on which your employment ends (the “Termination Date”), (ii) any unpaid or unreimbursed expenses in accordance with Company policy to the extent incurred prior to the Termination Date and (iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans (collectively, the “Accrued Obligations”). In addition, if your employment is terminated by the Company without Cause or you resign for Good Reason, the Company will, subject to your execution of a general release (in form and substance satisfactory to the Company) in favor of the Company and its officers, directors, shareholders and their respective affiliates, (y) continue to pay to you (the “Severance Pay”) your Base Salary (less applicable withholding) for a period of six (6) months following the Termination Date (the “Severance Period”), in the manner and at the same times (subject to any modifications, including any delay in payment, to the extent necessary to comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder) as the Base Salary otherwise would have been payable to you and (z) continue to provide and pay for, during the Severance Period (or, if you are insured on another health insurance plan prior to the expiration of the Severance Period, until the date you are insured on such other plan), the employer’s portion of your health insurance coverage in effect on the Termination Date. The Company will have no further liability or obligation after the Termination Date in respect of your employment with the Company and its termination. For the avoidance of doubt, the termination of your employment upon your death or due to your Disability (as defined in the Plan) does not constitute a without Cause termination.

Restrictive Covenants: You will be required to, and hereby agree to, execute a Non-Disclosure, Assignment of Inventions and Non-Competition/Non-Solicitation Agreement with the Company.

Certain Defined Terms: For purposes of this letter, the following terms have the respective meanings set forth below:

(a) “Good Reason” means (i) a reduction in your Base Salary without your prior written consent; or (ii) the relocation of your primary work site to a location more than fifty (50) miles from the Company’s current principal office in Newark, Delaware; provided, however, that the termination of your employment with the Company will not be for “Good Reason” unless you have notified the Company in writing of the existence and details of any act that constitutes Good Reason within sixty (60) days after the occurrence of such act, the Company fails to cure such act within thirty (30) days following receipt of such notice and you terminate your employment within fifteen (15) days after the expiration of such cure period.

(b) “Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers of Series A Preferred Stock of the Company party thereto.

This “at-will” employment letter supersedes all of our prior written and oral communications with you on this subject and can only be modified by a written agreement signed by you and the Company (and subject to such agreement being approved by a majority of the disinterested directors of the Board).

The terms of your employment with the Company and the provisions of this letter will be governed by the laws of the State of Delaware without regard to principals of conflicts of laws.

This letter confirms your acceptance of your employment terms. We look forward to your continued employment with the Company.

Sincerely,

Prelude Therapeutics Incorporated

/s/ Juan I. Luengo
Name: Juan I. Luengo
Title: Vice President

Confirmed and Agreed:

/s/ Krishna Vaddi
Name: Krishna Vaddi
Date: October 5, 2017

[Signature Page to Employment Letter]